Exhibit 99.1

TMTG Reports Second Quarter 2024 Results, Closes TV Streaming Deal

~ Ends Second Quarter with $344 Million Cash on Balance Sheet and No Debt ~

~ Opens First Data Center to Power Custom-Built Content Delivery Network ~

~ Adds TV Streaming Platform to Truth Social on iOS, Android, and Web ~

SARASOTA, Fla., August 9, 2024—Trump Media and Technology Group Corp. (Nasdaq: DJT) (“TMTG” or the “Company”), operator of the social media platform Truth Social, is announcing financial results for the fiscal quarter ending on June 30, 2024, and that it has filed its 10-Q with the Securities and Exchange Commission (the “SEC”) today. TMTG’s quarterly report and financials were reviewed by its independent registered public accounting firm Semple, Marchal & Cooper, LLP.

In the second quarter, TMTG continued to strengthen its balance sheet. As of June 30, 2024, TMTG’s balance of cash and cash equivalents was $344 million with no debt. The Company believes its strong balance sheet will enable the expansion and refinement of its new TV streaming platform, Truth+, which was launched in August 2024 on the Company’s custom-built content delivery network (“CDN”).

The timely creation of TMTG’s new CDN, and the ensuing launch of TV streaming across the Android, iOS, and Web versions of Truth Social, allowed TMTG to officially close its transaction for the streaming technology today, giving the Company the right to secure the source code in the future.

TMTG CEO Devin Nunes said, “TMTG has opened the Truth Social platform domestically and internationally, gone public on the NASDAQ, amassed a strong balance sheet with no debt, created its own hardware infrastructure and software system to operate a unique content delivery network, and launched fast, reliable, high-quality TV streaming across the whole Truth Social platform—all, in less than three years since our inception. In addition to our plans to build out Truth+ with an array of new features, we continue to explore numerous other possibilities for growth, including mergers and acquisitions. From the beginning, it was our intention to make Truth Social an impenetrable beachhead of free speech, and by taking extraordinary steps to minimize our reliance on Big Tech, that is exactly what we are doing.”

The Company had a second-quarter GAAP net loss of $16.4 million. Approximately half the net loss, $8.3 million, comprised legal expenses including costs related to TMTG’s merger with Digital World Acquisition Corp, completed in March 2024. Additionally, the Company incurred $3.1 million of IT consulting and software licensing expenses, primarily related to its software licensing agreement to power its new TV streaming service.

Other significant costs included $828,000 for registration fees for filings with the Securities and Exchange Commission; $602,000 for accounting fees, including the cost of reauditing TMTG’s fiscal year 2022 and 2023 results after the Company secured a new auditor; and $441,000 for other expenses, primarily related to initial fees for TV streaming.

TMTG earned $837,000 in revenue in the second quarter, in addition to recording $2.3 million of interest income. With the introduction of TV streaming in August 2024, the Company believes that it has laid the foundation for a core driver of long-term revenue and value. Nevertheless, at this early stage in the Company’s development, TMTG remains focused on long-term product development, optimizing the platform’s performance, and testing new technologies as key strategies to creating robust and lasting shareholder value. By adding features to Truth Social, expanding live TV streaming, and building out its overall ecosystem, the Company aims to first develop a slate of best-in-class products that can then be leveraged to increase revenue and drive long-term value.

With its strong balance sheet and zero debt load, the Company believes it has sufficient working capital to fund operations for the foreseeable future.

TV Streaming Update

Subsequent to the second quarter, TMTG launched its TV streaming platform, Truth+, across the entire Truth Social platform—iOS, Android, and the Web.

The streaming service relies on TMTG’s custom-built CDN, which operates through a newly opened data center as the Company works to bring additional data centers into operation. TMTG's ultra-fast streaming technology is powered through specially designed infrastructure with its own servers, routers, and software stack. Thus, TMTG expects to gain full control over its tech delivery stack for streaming across private network CDN, consistent with the goal of rendering the service uncancellable by Big Tech.

The Company further plans to introduce streaming apps integrated with the Truth Social platform that will offer cutting-edge features including an interactive 14-day electronic guide, instant catch-up TV on any show broadcast in the previous 7 days, network DVR, video on demand, subscription video on demand, a marketplace, and more.

TMTG also plans to unveil apps that allow users to watch streaming content on in-home TV sets and to introduce new advertising capabilities.

TMTG expects to expand its streaming options as the rollout continues, focusing on news, Christian content, and family friendly programming.

TMTG anticipates that, as the rollout progresses, it will continue stress and beta testing the streaming technology while collecting input from users-and announce when testing is finished and the rollout is complete.

About TMTG

The mission of TMTG is to end Big Tech’s assault on free speech by opening up the Internet and giving people their voices back. TMTG operates Truth Social, a social media platform established as a safe harbor for free expression amid increasingly harsh censorship by Big Tech corporations.

Investor Relations Contact

Shannon Devine (MZ Group | Managing Director - MZ North America) Email: shannon.devine@mzgroup.us

Media Contact

press@tmtgcorp.com

Cautionary Statement About Forward-Looking Statements

This press release includes forward-looking statements regarding, among other things, the plans, strategies, and prospects, both business and financial, of TMTG. We have based these forward-looking statements on our current expectations and projections about future events, including the future plans and potential success of the streaming services under the CDN. Although we believe that our plans, intentions, and expectations reflected in or suggested by these forward-looking statements are reasonable, we cannot assure you that we will achieve or realize these plans, intentions, or expectations. Forward-looking statements are inherently subject to risks, uncertainties, and assumptions. Generally, statements that are not historical facts, including statements concerning possible or assumed future actions, business strategies, events, or results of operations, are forward-looking statements. These statements may be preceded by, followed by, or include the words “believes,” “estimates,” “expects,” “projects,” “forecasts,” “may,” “will,” “should,” “seeks,” “plans,” “scheduled,” “anticipates” or “intends” or similar expressions. Forward-looking statements are not guarantees of future performance, and involve risks, uncertainties and assumptions that may cause our actual results to differ materially from the expectations that we describe in our forward-looking statements. There may be events in the future that we are not accurately able to predict, or over which we have no control.